Exhibit 99.1

FOR IMMEDIATE RELEASE:

Golub Capital BDC, Inc. Announces Purchases of Common Stock by Affiliates and Other Purchasers

New York, NY, June 15, 2020—Golub Capital BDC, Inc. (NASDAQ: GBDC) (the “Company”) announced that certain affiliates of Golub Capital LLC, an affiliate of GC Advisors LLC, the Company’s investment adviser, and a trust that acquires shares of Company common stock for the purpose of awarding incentive compensation to employees of Golub Capital LLC acquired over 5.6 million shares of the Company’s common stock between April 1, 2020 and June 15, 2020. The Company previously disclosed that these entities held an aggregate of more than 12.0 million shares of the Company’s common stock as of March 31, 2020.

“We believe Golub Capital’s ownership of a large number of GBDC shares is a key part of aligning our incentives with our investors’. These new purchases demonstrate again the Golub Capital team’s commitment to the long-term success of GBDC,” said David B. Golub, Chief Executive Officer of the Company.

Exhibit 99.1

ABOUT GOLUB CAPITAL BDC, INC.

Golub Capital BDC, Inc. (“GBDC”) is an externally-managed, non-diversified closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. GBDC invests primarily in one stop and other senior secured loans to middle market companies that are often sponsored by private equity investors. GBDC’s investment activities are managed by its investment adviser, GC Advisors LLC, an affiliate of the Golub Capital LLC group of companies (“Golub Capital”).

ABOUT GOLUB CAPITAL

Golub Capital is a market-leading, award-winning direct lender and credit asset manager, with over $30 billion of capital under management. Golub Capital specializes in delivering reliable, creative and compelling financing solutions to middle market companies backed by private equity sponsors. The firm’s credit expertise also forms the foundation of its Late Stage Lending business and its Broadly Syndicated Loan investment program. Across its activities, Golub Capital nurtures long-term, win-win partnerships that inspire repeat business from its private equity sponsor clients and investors. Founded over 25 years ago, Golub Capital today has over 500 employees and lending offices in Chicago, New York and San Francisco. For more information, please visit golubcapital.com.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. Golub Capital BDC, Inc. undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:

Ross Teune
312-284-0111
rteune@golubcapital.com

Source: Golub Capital BDC, Inc.